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                      MEMORANDUM OF UNDERSTANDING (MOU)


         1)   Agreement by and between (A) Educational Video Conferencing, Inc.
(EVC) and (B) VSI Enterprises, Inc. (VSI).

              A) EVC is marketing and technological bridge between (a) higher education institutions seeking increased adult student enrollment ("Educational Providers") and (b) corporations and governmental entities that want to enhance employee educational and skill levels by providing them with accredited college courses and degree programs, continuing education and job-related training programs.

              B) VSI is a leading provider of interactive video conferencing solutions, offering an array of telecommunications software, products and service sot customers throughout the world. Customers include Fortune 1000 corporations, governmental entities and higher education institutions.

         2)   Co-Marketing/Co-Promotion:

              A) EVC will promote the use of VSI video conferencing equipment and services and conduct video conferencing demonstrations at EVC's offices in Westchester County (35 E. Grassy Sprain Road, Suite 504, Yonkers, NY 10710).

         B) EVC agrees, at its sole cost and expense, to develop a two-four page, two-four color brochure marketing EVC's Telecommute to College Program which EVC will distribute to potential corporate, governmental and institutional customers. Said brochure will include promotional photos of VSI's video conferencing equipment.

         C) VSI will promote EVC's Telecommute to College program to VSI's existing video conferencing equipment customers and prospective purchasers of video conferencing equipment.

         D) VSI agrees, at its sole cost and expense, to develop a two-four page, four color marketing brochure announcing the VSI/EVC Telecommute to College Program making EVC's distance learning products and services available to VSI customers. Said brochure will be distributed by VSI to existing and potential VSI corporate, governmental and institutional customers, and will be included in the VSI folder enclosing brochures of VSI's video conferencing products and services.

         E) EVC will provide adequate space, at EVC's expense, to house a dual monitor Omega Executive video conferencing system and a single monitor Omega Flex Plus

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video conferencing system. EVC will arrange and pay for the installation of three ISDN BRI lines in its Westchester office required for said video conferencing demonstrations.

         F) VSI will deliver and install, at VSI's expense, video conferencing demo systems in EVC's Westchester office consisting of an Omega Executive 35 video conferencing system and a dual monitor Omega Flex Plus video conferencing system. EVC agrees to include the purchase of said video conferencing demo systems in its initial purchase order and to pay for said video conferencing demo systems with a note due in 12 months without interest.

         3)   Telecommute to College "Open House Demonstrations":

              A) EVC agrees to use its best efforts to arrange 6 to 10 "Open House Demonstrations" per year demonstrating and promoting EVC's Telecommute to College Program featuring VSI equipment. EVC will be responsible for: (1) arranging for the venue for each VSI-EVC "Open House Demonstration", (2) inviting an audience of potential corporate, governmental and institutional customers, and (3) providing the availability of three ISDN lines or other telecommunications medium to facilitate multi-point video conferencing.

              B) VSI will be responsible, at its sole cost and expense, for providing and installing a 32" dual monitor Omega Flex Plus system at and for the use of, the "Open House Demonstrations".

         4)   Product:

              A) EVC agrees to use Omega products in its product offerings and will issue a valid purchase order to VSI Omega products. Such purchase order, in the range of $800,000 in the third and fourth quarters of 1997.

              B) VSI agrees to sell VSI products to EVC at a price equal to its most favorable price charged by VSI to any VSI customer. VSI agrees to begin shipping products ordered within 30 days of receipt of the order.

              C) Payment Terms:

              Payment terms for EVC's initial purchase order, attached hereto, shall be as follows:


              Total initial purchase order:              $800,000
                                                         --------

                 Office Demo Systems                       95,177   1 year note

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              EVC shares (117,647) applied
              as a credit                                 400,000

              To be paid prior to shipment
              of equipment                                250,000

              Balance due on completion of
              installation                                 54,823
                                                         --------

              Total                                      $800,000

Subsequent purchase orders shall be either (a) pursuant to approved lease purchase agreement or (b) pursuant to VSI's standard sales agreement: 50% on acceptance of the purchase order, 40% upon shipment and 10% balance on completion of installation.

         6)   Common Stock Purchase:

              A) VSI agrees to purchase 117,647 shares of EVC common stock ($400,000/$3.40) pursuant to the subscription agreement attached hereto. Payment for the stock may be netted against amounts owed to VSI by EVC.

              B) EVC agrees to issue warrants to VSI in the same proportion and ont he same terms as are issued to other parties who enter into subscription agreement to purchase EVC common stock on similar terms.

         7) Including the equipment purchased to paragraph 4 above, EVC anticipates purchasing approximately 20 VSI video conferencing systems (Omega Executive, Omega Flex Plus, Omega Flex or, when required by an EVC customer, a video conferencing system incorporating a code of another manufacturer such as Picture Tel) and one or more MCU's over a 12-month period.

         8) Board Membership: EVC's Chairman agrees to nominate Richard K. Snelling to fill a position on EVC's Board of Directors.

         9) Each party will bear its own costs and expenses in executing the documents for this transaction.

         10) Confidentiality: Each party agrees to abide by the terms of this paragraph with respect to its treatment of any confidential information concerning the other party which is furnished by one party to the other hereunder. All information exchanged will be used solely for the purposes of evaluating the merits of the transaction contemplated herein, and will be kept confidential by the receiving party.

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         11)  Publicity: Neither party will make any announcements nor will any party discuss this proposal with any third, other than with such party's accountants, lawyers, investment advisers and investment bankers or similar representatives, without the prior written consent of the other party.


Acknowledged and Agreed to:

VSI Enterprises, Inc.                  Educational Video Conferencing, Inc.

/s/ Richard K. Snelling                /s/ Dr. Arol I. Buntzman
----------------------------           --------------------------------
Richard K. Snelling                    Dr. Arol I. Buntzman
Chairman & CEO                         Chairman & CEO